Exhibit 99.1

News Release	Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen & Co.
415-618-8750

DineEquity, Inc. Appoints Jack Tierney Chief Financial Officer

GLENDALE, Calif., February 23, 2009 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the appointment of John “Jack” F. Tierney to the position of chief financial officer, effective today.  Interim chief financial officer Greggory Kalvin will resume his prior role as vice president, corporate controller.

Mr. Tierney, a Certified Public Accountant, has for the past three decades served in a variety of senior finance roles including chief financial officer, controller and chief accounting officer for both domestic and international companies.  He most recently served as CFO of The Dial Corporation, a $1.5 billion laundry, home care, beauty and personal care products business.  During his tenure at Dial, Mr. Tierney also held responsibilities for product supply and information technology.  He joined Dial in 1999 prior to its acquisition by Henkel KGaA.

Prior to Dial, Mr. Tierney served as chief financial officer at both Global Passenger Services and Brother Industries.  Earlier in his career, he served in Controller positions at Perdue Farms and Nestle USA and Treasury positions at Reuters and Gulf Oil.  Following Chevron’s acquisition of Gulf Oil, Mr. Tierney helped successfully managed Chevron’s $13 billion debt portfolio. Mr. Tierney has a BBA and an MBA from Temple University.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “The Board and I are pleased that we have been able to attract a CFO candidate with Jack’s qualifications and believe his extensive experience across several industries will benefit the Company and its shareholders in the years ahead.  Jack brings with him a deep understanding of the capital markets and years of hands on experience in nearly every aspect of corporate finance.  These strengths represent a tremendous asset for DineEquity as we successfully execute our strategic agendas for Applebee’s and IHOP.”

“I am excited to join DineEquity at such a pivotal time and believe there is a tremendous opportunity to deliver solid results for our shareholders, employees and franchisees,” said Jack Tierney.  “With prudent management of the balance sheet and debt position, and continued execution of the strategic plan, I am confident that DineEquity can not only manage through this challenging economic environment, but come out of it a stronger Company.”

DineEquity, Inc.
450 North Brand Blvd., 7th Floor
Glendale, California 91203-4415
866.995.DINE

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With approximately 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.